Exhibit 99.1

DANAHER REPORTS RECORD THIRD QUARTER 2013 RESULTS

WASHINGTON, D.C., October 17, 2013 -- Danaher Corporation (NYSE:DHR) today announced results for the third quarter of 2013. All financial metrics in this release reflect only the Company’s continuing operations and all references to increases in financial metrics reflect year-over-year changes, unless otherwise noted.

For the quarter ended September 27, 2013, net earnings were $597.0 million, or $0.84 per share on a diluted basis, a 9.0% increase. Revenues increased 5.5% to $4.7 billion with core revenues increasing 3.0%.

The Company anticipates that GAAP diluted net earnings per share for the quarter ending December 31, 2013 will be in the range of $0.91 to $0.96. The Company reaffirmed its full year 2013 adjusted diluted net earnings per share guidance of $3.37 to $3.42.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “Our team has continued to execute well using the Danaher Business System to deliver solid core revenue growth, operating margin expansion and cash flow performance in the quarter. Our new product development and go-to-market investments are driving relative outperformance in many of our businesses. We believe our focus on accelerating our growth spending and our productivity and efficiency initiatives, combined with our optimism on the acquisition front, position us well for the balance of 2013 and beyond.”

Danaher will discuss its results during its investor conference call today starting at 8:00 a.m. EDT.  The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website at www.danaher.com. A replay of the webcast can be accessed on the “Investors” section of Danaher’s website, under the subheading “Investor Events,” shortly after the conclusion of the presentation, and will remain available until the next quarterly earnings call. The conference call can be accessed by dialing 888-708-5696 within the U.S. or by dialing 913-312-1507 outside the U.S. a few minutes before the 8:00 a.m. EDT start and telling the operator that you are dialing in for Danaher’s earnings conference call (access code 1705356). A replay of the conference call will be available shortly after the conclusion of the call and through Thursday, October 24, 2013. The replay can be accessed by dialing 888-203-1112 within the U.S. or 719-457-0820 outside the U.S. with the access code 1705356. In addition, Danaher’s third quarter 2013 Form 10-Q and presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Financial Information - Quarterly Earnings.”

* * *

Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers.  Our premier brands are among the most highly recognized in each of the markets we serve.  The Danaher Business System provides a foundation to our 63,000 associates around the world, serving customers in more than 125 countries.  In 2012, we generated $18.3 billion of revenue.  For more information please visit our website: www.danaher.com.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached.

Statements in this release that are not strictly historical, including the statements regarding the Company’s anticipated diluted net earnings per share for the third quarter and full year 2013, investments in new product development and go-to-market investments, relative outperformance, growth spending, productivity and efficiency initiatives, acquisition posture, and positioning for the balance of 2013 and beyond and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, deterioration of or instability in the economy and financial markets, the impact of our restructuring activities on our ability to grow, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our ability to successfully identify, consummate and integrate appropriate acquisitions, contingent liabilities relating to acquisitions and divestures, our compliance with applicable laws and regulations (including regulations relating to medical devices and the healthcare industry) and changes in applicable laws and regulations, our ability to effectively address cost reduction and other changes in the healthcare industry, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, risks relating to product defects and recalls, risks relating to product manufacturing, the impact of our debt obligations on our operations, our relationships with and the performance of our channel partners, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, labor matters, international economic, political, legal and business factors, disruptions relating to man-made and natural disasters, security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the third quarter of 2013. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Please contact:

Matt R. McGrew
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Ave, NW
Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Sales	$4,669.1	$4,415.5	$13,851.3	$13,285.2
Cost of sales	(2,244.4)	(2,137.5)	(6,605.4)	(6,416.2)
Gross profit	2,424.7	2,278.0	7,245.9	6,869.0
Operating costs and other:
Selling, general and administrative expenses	(1,303.2)	(1,251.2)	(3,941.3)	(3,774.7)
Research and development expenses	(309.1)	(289.5)	(917.7)	(843.2)
Earnings from unconsolidated joint venture	—	18.5	—	50.9
Operating profit	812.4	755.8	2,386.9	2,302.0
Non-operating income (expense):
Gain on sale of unconsolidated joint venture	—	—	229.8	—
Interest expense	(35.0)	(39.4)	(113.6)	(116.7)
Interest income	1.4	0.7	3.9	2.1
Earnings from continuing operations before income taxes	778.8	717.1	2,507.0	2,187.4
Income taxes	(181.8)	(168.4)	(601.3)	(518.5)
Net earnings from continuing operations	597.0	548.7	1,905.7	1,668.9
Earnings from discontinued operations, net of income taxes	—	—	—	92.9
Net earnings	$597.0	$548.7	$1,905.7	$1,761.8
Net earnings per share from continuing operations:
Basic	$0.86	$0.79	$2.74	$2.40
Diluted	$0.84	$0.77	$2.69	$2.34
Net earnings per share from discontinued operations:
Basic	$—	$—	$—	$0.13
Diluted	$—	$—	$—	$0.13
Net earnings per share:
Basic	$0.86	$0.79	$2.74	$2.54	*
Diluted	$0.84	$0.77	$2.69	$2.47
Average common stock and common equivalent shares outstanding:
Basic	697.7	695.2	695.0	694.1
Diluted	711.9	713.9	710.1	714.3
* Net earnings per share amount does not add due to rounding.

This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
($ in millions except per share data)
Forecasted Earnings Per Share

	Three Months Ending		Year Ending
	December 31, 2013		December 31, 2013
	Low End	High End	Low End	High End
Diluted Net Earnings Per Share from Continuing Operations	$0.91	$0.96	$3.60	$3.65
Gain on the sale of investment in Apex Tool Group LLC in the first quarter of 2013 ($230 million pre-tax, $144 million after-tax)	—	—	(0.20)	(0.20)
Gain from retroactive reinstatement of certain federal tax provisions contained in the American Tax Relief Act of 2012 and other discrete tax items.	—	—	(0.03)	(0.03)
Adjusted Diluted Net Earnings Per Share from Continuing Operations (Non-GAAP)	$0.91	$0.96	$3.37	$3.42
Core Revenue Growth

Components of Revenue Growth	Three Months Ended September 27, 2013 vs. Comparable 2012 Period
Core (Non-GAAP)	3.0%
Acquisitions (Non-GAAP)	3.0%
Impact of Currency Translation (Non-GAAP)	(0.5)%
Total Revenue Growth (GAAP)	5.5%

Adjusted Diluted Net Earnings Per Share from Continuing Operations

We disclose the non-GAAP measure of adjusted diluted net earnings per share from continuing operations, which refers to GAAP diluted net earnings per share from continuing operations, excluding the items identified in the reconciliation schedule above. This non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this measure provides useful information to investors by reflecting additional ways of viewing Danaher’s operations that, when reconciled to the corresponding GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this non-GAAP measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher’s commercial performance during the period and/or we believe are not indicative of Danaher’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult. The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for Danaher in a given period.

The Company estimates the tax effect of the items identified in the reconciliation schedule above by applying the Company's overall estimated effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Core Revenue and Core Revenue Growth

We use the term “core revenue” or “sales from existing businesses” to refer to GAAP revenue from existing operations excluding (1) sales from acquired businesses recorded prior to the first anniversary of the acquisition less the impact from the divestiture of a product line the sales of which (prior to the divestiture) were included in sales from acquired businesses (“acquisition sales”), and (2) the impact of currency translation. The portion of GAAP revenue from existing operations attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding acquisition sales) and (b) the period-to-period change in revenue (excluding acquisition sales) after applying current period foreign exchange rates to the prior year period. We use the term “core revenue growth” to refer to the measure of comparing current period core revenue with the corresponding period of the prior year. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Management believes that this measure provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.